Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Digerati Technologies, Inc.

We consent to incorporation by reference in this Registration Statement of Digerati Technologies, Inc., on Form S-8 to be filed with the Commission on or about November 16, 2015 of our Report of Independent Registered Public Accounting Firm dated September 30, 2015 covering the consolidated balance sheets of Digerati Technologies, Inc. as of July 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas

November 16, 2015